UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2019

Akcea Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38137	47-2608175
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22 Boston Wharf Road 9th Floor Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 207-0202

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	AKCA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 4, 2019 (the “Execution Date”), Akcea Therapeutics, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with Pfizer Inc. (“Pfizer”) for the development and commercialization of AKCEA-ANGPTL3-LRx (the “Product”). In addition to customary closing conditions, consummation of the transaction contemplated by the Agreement is subject to obtaining clearance required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Under the terms of the Agreement, the Company granted Pfizer an exclusive license, with the right to grant certain sublicenses, under the Company’s intellectual property to develop, manufacture, commercialize and otherwise exploit the Product worldwide. The Company has the right, at its option, to participate in commercialization activities with Pfizer in the United States and certain additional markets on pre-defined terms and based on meeting pre-defined criteria. In addition, each party has agreed not to, independently or with any third party, develop or commercialize any competing oligonucleotide product for the same gene target as the Product for a period of five years from the Execution Date.

At closing, as payment for the grant of rights to Pfizer under the Agreement, Pfizer will pay the Company a $250 million upfront license fee, which will be split equally with Ionis Pharmaceuticals, Inc. (“Ionis”) in accordance with the Development, Commercialization and License Agreement between the Company and Ionis dated December 18, 2015. Akcea will settle its $125 million obligation to Ionis through the issuance of its common stock. In addition, the Company is eligible to receive development, regulatory and sales milestone payments of up to $1.3 billion and tiered, double-digit royalties on annual worldwide net sales of the Product. The royalty payments are subject to reduction in certain circumstances as set forth in the Agreement.

The Agreement continues until the expiration of the last to expire royalty term with respect to all Products in all countries worldwide. Prior to the first commercial sale of the Product in the United States, either party may terminate the Agreement on written notice to the other party if the other party is in material breach of its obligations thereunder and has not cured such breach within 30 days after notice in the case of a payment breach or 90 days after notice in the case of any other breach. In addition, at any time following payment by Pfizer of the upfront license fee, Pfizer may terminate the Agreement for convenience by providing 90 days written notice to the Company.

The foregoing description of the Agreement is a summary only and is qualified in its entirety by reference to the terms of the Agreement, a copy of which will be filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

On October 7, 2019, the Company issued a press release in which it announced that it entered into the Agreement. A copy of the press release is attached to this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Akcea will satisfy its obligation to pay Ionis the $125.0 million sublicense fee through the issuance of its common stock (the “Common Stock”) at $18.1862 per share calculated using the trailing 20 trading day average measured from the Execution Date, which will result in 6,873,344 shares of Common Stock being issued to Ionis. The Common Stock will be sold pursuant to a stock purchase agreement and the closing of such sale is expected to occur in the fourth quarter of 2019 following Akcea’s receipt of the $250 million license fee from Pfizer. The sale of the Common Stock is exempted from registration pursuant to Rule 144 of the Securities Act of 1933.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated October 7, 2019, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AKCEA THERAPEUTICS, INC.

Date: October 8, 2019	By:	/s/ Damien McDevitt
Damien McDevitt
Interim Chief Executive Officer